Exhibit 10.1

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) dated the 16th day of December 2003 (The Effective Date), is made by and between Kyosei Pharmaceutical Co. Ltd. (“KYOSEI”), a subsidiary of the Sakai Group organized under the laws of Japan, having its principal place of business at 1-25-18 Okusawa, Otaru, Hokkaido, 047-0013, Japan and IMCOR, a division of Photogen Technologies, Inc. (“IMCOR”), a Nevada corporation having its principal place of business at 6175 Lusk Boulevard, San Diego, California 92121.

R E C I T A L S

WHEREAS, IMCOR owns Imagent® (perflexane lipid microspheres) and related imaging assets and intellectual property;

WHEREAS, KYOSEI desires to secure the exclusive right and license to use, develop, distribute, market and sell Imagent in the Territory and the right to negotiate to obtain manufacturing rights of Imagent in the future;

NOW, THEREFORE, in consideration of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.                                       Definitions.

“Affiliate” of an entity means a person or other entity that controls, is controlled by or is under common control with such entity, whether by stock ownership or otherwise.

“Bankruptcy Event” means voluntary or involuntary proceedings by or against an Entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Entity, or proceedings are instituted by or against such Entity for corporate reorganization or the dissolution of such Entity, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or such Entity makes an assignment for the benefit or creditors, or substantially all of the assets of such Entity are seized or attached and not released within 60 days thereafter.

“Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

“Calendar Year” means a period of 12 months beginning on January 1 and ending on December 31.

“Completion of Trial” means the completion of the clinical trial endpoint analysis final report.

“Confidential Information” means and includes all Technical Information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that a party identifies as confidential or proprietary at the time it is delivered or communicated to the other party or that is not generally known to the public or in the industry.

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization which can exercise independent legal standing.

“Field of Use” means echocardiology and ultrasound radiology

“FDA” means the United States Food and Drug Administration.

“cGMP” means current Good Manufacturing Practices under applicable ICH guidelines.

“ICH” means International Conference for Harmonization.

“IMCOR” shall mean a division of Photogen Technologies Inc. and its Affiliates.

“Imagent” means perflexane lipid microspheres used as a contrast agent in conjunction with ultrasound, and detailed in NDA #21-191.

“Initiation of Clinical Study” shall mean the acceptance of the study plan by MHLW.

“Licensed Product(s)” means Imagent and any products, components or kits with which it may be packaged and sold.

“MHLW” means the Japanese Ministry of Health, Labor and Welfare.

“Net Sales” means the transfer of ownership of units of Licensed Product(s) at the Yakka price in a bona fide non-affiliate third party transaction for the sale, use, lease, transfer or other disposition of Licensed Product(s)

“NDA” shall mean a New Drug Application and all supplements filed pursuant to the requirements of the MHLW, including all documents, data and other information concerning Licensed Product(s) which are necessary for MHLW approval to market Licensed Product(s).

“Patent Rights” means those United States patent applications listed in Exhibit “A,” hereto, as may be amended from time to time, and foreign counterparts including continuation, divisional and re-issue applications thereof and continuation-in-part applications thereof “SAE” means a serious adverse event.

“SAKAI group” shall include but not be limited to SAKAI Chemical Industry Co. Ltd., Kyosei Pharmaceutical Co. Ltd., and Kaigen Co. Ltd.

“Technical Information” means research and development information, unpatented inventions, know-how, trade secrets, manufacturing and technical data in the possession of IMCOR on the Effective Date of this Agreement or developed thereafter to produce the Licensed Product(s).

“Territory” shall mean the country of Japan.

“Yakka Pricing” means the realized price received for the sale of Licensed Product(s) as set by the Japan National Health Insurance.

2.                                       License Grant.  IMCOR grants to KYOSEI for the term of this Agreement an exclusive, right and license, in the Field of Use with the right to grant sublicenses, to clinically develop, package, distribute, promote, market and sell Licensed Product(s) in the Territory.

A.                                   Notwithstanding the granting of a sublicense to a third party or an Affiliate,  KYOSEI shall remain responsible to IMCOR for all obligations contained in this Agreement and the sublicensee must be bound in writing, for the benefit of IMCOR, to all the limitations and restriction under this Agreement and no such sublicense shall be further sublicensable.  Further, the written Agreement of the sublicensee must be filed with IMCOR before the sublicense is effective.

B.                                     Nothing herein shall preclude KYOSEI from using a distributor to promote and distribute the Licensed Product(s) in the Territory; provided, however, no Licensed Product(s) will be directly or indirectly marketed, promoted or distributed to any Entity outside the Territory.

3.                                       License Fees, Milestones and Royalties.

A.                                   In partial consideration of the exclusive license and services granted herein, KYOSEI shall pay to IMCOR an amount equal to Ten Million Dollars ($10,000,000), which amounts shall not be subject to offset [****] (License Fee) is due upon [****].

B.                                     In further consideration of the exclusive license granted herein, KYOSEI shall pay IMCOR Milestone payments as follows:

(i)                                    On [****] a payment of [****] is due to coincide with [****].

(ii)                                 At the earlier occurrence of the following events: [****]:  [****] milestone, in consideration for services and assistance provided by IMCOR to reach the milestone.

(iii)                              At the earlier occurrence of the following events: [****]:  [****] milestone, in consideration for services and assistance provided by IMCOR to reach the milestone.

(iv)                             At the earlier occurrence of the following events: [****]:  [****] milestone, in consideration for services and assistance provided by IMCOR to reach the milestone.

(v)                                At the [****]:  [****] milestone, in consideration for services and assistance provided by IMCOR to reach the milestone.

C.                                     Payments to IMCOR shall be made without deduction other than such an amount (if any) KYOSEI is required by law to deduct and withhold. KYOSEI shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to IMCOR to enable IMCOR to claim any and all tax credits for which it may be eligible. KYOSEI shall use reasonable commercial efforts to enable or assist IMCOR to claim exemption from such deductions or withholdings under any double taxation or similar agreement or treaty between Japan and the United States, which may be in force.

D.                                    In further consideration of the exclusive license granted herein, KYOSEI shall pay IMCOR a royalty of [****] of the Net Sales, based on Yakka Pricing of Licensed Product(s) sold in the Territory; provided, however, that, in the event that IMCOR’s patent applications pending in Japan, as set forth in Exhibit A are denied so that IMCOR cannot provide patent coverage for the Imagent® technology, then the [****] royalty shall be reduced to [****]. Royalties are payable beginning the first quarter after the first commercial sale of Licensed Product(s) and quarterly thereafter.

4.                                       Research And Development.

A.                                   KYOSEI will be responsible for developing a clinical and regulatory development work plan to be presented to IMCOR, outlining timelines and budgets for the development of Licensed Product(s).  KYOSEI will enter into a development agreement with Sakai Chemical to support product development to include but not be limited to toxicology, pre-clinical studies, clinical studies and regulatory submissions.  IMCOR and KYOSEI shall review the Development plan on a yearly basis. All final plans, strategies and decisions regarding Licensed Product(s), preclinical, clinical and regulatory development shall be made by KYOSEI, however, KYOSEI will take into consideration recommendations from IMCOR. KYOSEI shall be responsible for expenses associated with regulatory and clinical research intended for approvals, label expansion and/or new indications.  KYOSEI shall be responsible for all expenses clinical research intended for marketing and promotion.

B.                                     IMCOR will be responsible for providing pre-clinical, clinical and regulatory documentation needed by KYOSEI to submit or supplement the submission of protocols, regulatory documentation to support the clinical development and regulatory approval in the Territory. KYOSEI will be responsible for translation of the documentation into Japanese.

C.                                     IMCOR will be responsible for providing to KYOSEI, Imagent for pre-clinical and clinical development of Imagent [****] until Licensed Product(s) is approved in the Territory. Imagent will be shipped, FOB origin, to KYOSEI’s single designated shipping point within 30 days of the receipt by IMCOR of a purchase order from KYOSEI. Imagent shipments for pre-clinical and clinical use will be provided in the U.S. labeled and finished kit product.  Product will be manufactured and supplied under cGMP guidelines.

D.                                    IMCOR shall make its personnel available at reasonable times for orientation and training with respect to the use of Imagent in preclinical and clinical testing. Each party shall bear it’s own respective expenses for training.

E.                                      KYOSEI will provide to IMCOR the 6-month pre-clinical and clinical demand for Licensed Product(s) two (2) months in advance.  The first two months of which will be considered by IMCOR as a firm order. KYOSEI may upon written request adjust the second three months within 60 days of the first shipment.

F.                                      KYOSEI will use its reasonable best efforts to clinically develop Imagent in the Territory, to include the development of indications in the Field of Use of medicine.

G.                                     Each party will use its reasonable best efforts to provide adverse events reporting for Imagent as outlined in Exhibit B.

H.                                    KYOSEI will maintain and cause its sublicensees to maintain, complete and accurate books and records, as required by Japanese authorities which enable the approval and sale of Licensed Product(s).  The records shall be maintained for ten years after the submission of each report under Section [4] hereof.  Upon reasonable prior notice to KYOSEI, IMCOR and its clinical and regulatory consultants shall have access to all books and records relating to the clinical and regulatory development of Imagent by KYOSEI and its sublicensees to conduct a review or audit thereof.  Such access shall be available not more than once each year, during normal business hours, and for five years after the expiration or termination of this Agreement.

I.                                         Any modification or improvement to Technical Information used to produce Licensed Product(s) made by IMCOR before the termination of this Agreement shall be included in the License granted without additional charge to KYOSEI.  In addition, KYOSEI will promptly disclose and hereby grants back to IMCOR a worldwide (except for Japan), royalty-free, exclusive, sublicensable license to fully exploit any modifications or improvements made by or for KYOSEI during the same period.  The foregoing shall be deemed to include, without limitation, (A) any patent covering an invention the manufacture, use or sale of which would be covered by or within the scope of a claim of a patent licensed to KYOSEI hereunder and (B) any patent that (alone or together with others) tends to define, describe or surround any part of IMCOR’s Technical Information or any invention claimed in a patent licensed to KYOSEI hereunder) and KYOSEI shall not, except in Japan, license to third parties the modifications or improvements derived from or based on any of IMCOR’s Technical Information. The parties agree to promptly disclose such modifications and improvements to each other.

5.                                       Manufacturing And Packaging.

A.                                   IMCOR will enter into a supply agreement for Imagent with KYOSEI.  Product will be manufactured and supplied under cGMP guidelines.  Labeling and packaging responsibilities will be negotiated in the Supply Agreement.  The definitive Supply Agreement will be negotiated between the parties a time to be determined in the discretion of Kyosei, but no later than the initiation of Phase 3 clinical trials subject to the following terms:

B.                                     The right to transfer manufacturing to KYOSEI will be negotiated in the future. KYOSEI will give IMCOR written notification 6 months in advance of its desire to manufacture in the Territory. Transfer fees, costs of technical transfer, and cost of goods after transfer will be negotiated in good faith by both parties during the 6-month period.

C.                                     Upon reasonable prior notice to IMCOR, KYOSEI and its consultants shall have access to all books and records relating to the manufacture and supply of Imagent by IMCOR and its sublicensees to conduct a review or audit thereof.  Such access shall be available not more than once each year, during normal business hours, and for five years after the expiration or termination of this Agreement.

D.                                    Upon approval by MHLW in the Territory, KYOSEI will pay IMCOR an amount equal to [****] of the Yakka Price of Licensed Product(s) for commercial shipments. IMCOR and KYOSEI agree to negotiate the transfer cost, if the cost of Imagent exceeds an acceptable transfer price in the future to include any changes in currency exchange rates.

E.                                      KYOSEI will supply IMCOR a written purchase order for a 6-month demand forecast for Imagent. The first 3 months of the Demand forecast will be considered by IMCOR as a firm order. KYOSEI may adjust the second 3 months of the demand forecast with 60 days written notice.

F.                                      IMCOR will notify KYOSEI of any change to manufacturing site, raw materials, packaging materials, or processes to the Product.

G.                                     The Supply Agreement will provide for the ability of IMCOR to continue to provide Product to KYOSEI following the termination of this agreement.

6.                                       Marketing and Sales.

A.                                   A separate and definitive marketing and sales agreement will be negotiated between the parties, at the discretion of Kyosei but not later than the submission of the NDA, subject to the following terms.

B.                                     KYOSEI shall use its reasonable best efforts to develop for commercial use and to market and sell Licensed Product(s) in the Territory as soon as practical, consistent with sound and reasonable business practices.

C.                                     KYOSEI will present to IMCOR the marketing and sales plan and budget. IMCOR and KYOSEI shall review the marketing plan on a yearly basis in order to optimize customer acceptance and effective promotion of Licensed Product(s). All final plans, strategies and decisions regarding Licensed Product(s) marketing, sales distribution and pricing shall be made by KYOSEI, however, KYOSEI will take into consideration recommendations from IMCOR.

D.                                    KYOSEI will be responsible for the sales and marketing expenses for Licensed Product(s) in the Territory.

E.                                      KYOSEI shall market and distribute Licensed Product(s) on their own merit and not in a manner intended to promote other products or services.

7.                                       Reports And Records.

A.                                   IMCOR and KYOSEI will nominate a Project Team consisting of 2 members of senior management from each party to oversee the progress of the development and marketing plans. The team will meet at least twice a year to review progress and report to each of their respective Management Boards.

B.                                     KYOSEI shall deliver to IMCOR within 30 days after the end of each Calendar Quarter a report, certified by the chief financial officer of KYOSEI setting forth in reasonable detail the calculation of the royalties due to IMCOR for such Calendar Quarter.

C.                                     Royalties payable under Sections [3.B(iv)] hereof shall be paid within 30 days following the last day of the Calendar Quarter in which the royalties accrue.

D.                                    KYOSEI shall maintain and cause its sublicensees to maintain, complete and accurate books and records, which enable the royalties payable hereunder to be verified.  The records for each calendar quarter shall be maintained for three years after the submission of each report under Section [3] hereof.  Upon reasonable prior notice to KYOSEI, IMCOR and its accountants shall have access to all books and records relating to the sales of Licensed Product(s) by KYOSEI and its sublicensees to conduct a review or audit thereof.  Such access shall be available not more than once each calendar year, during normal business hours, and for each of three years after the expiration or termination of this Agreement.

8.                                       Currency, Place Of Payment.  All dollar amounts referred to in this Agreement are expressed in United States dollars.  All payments to IMCOR under this Agreement shall be made in United States dollars by wire transfer to a financial institution and account designated by IMCOR.  All computations for purposes of determining Net Sales shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter.  Payments are due IMCOR in full within 30 days, except for the initial license fee payment, which is due upon signing of this Agreement.

9.                                       Trademarks.  IMCOR grants an exclusive royalty-free license for the use of IMCOR’s registered trademark, Imagent throughout the Territory.  Imagent or Licensed Product(s) cannot be altered except as provided to translate in Japanese.  If requested in writing by IMCOR, all promotional materials, Licensed Product(s), and product packaging will include (in easily readable, non-obscured type that is of reasonable size in light of the other names and notices) the mark “Imagent,” a legend that IMCOR owns such mark and any reasonable patent, patent application or other proprietary markings and notices of IMCOR.  Use of such mark and related goodwill will inure to IMCOR’s benefit.  IMCOR will have the right of prior approval with respect to any promotional materials, packaging or statements regarding Licensed Product(s) or the mark “Imagent” and the right to make quality inspections of KYOSEI’s plants and products.  Except as expressly provide herein, (i) KYOSEI will not use or register the mark “Imagent” or the name or any similar mark or name anywhere in the world, and (ii) KYOSEI has no right or license with respect to any mark, name or designation of or used by IMCOR.

10.                                 Confidentiality.

A.                                   The parties agree to maintain in confidence, not to disclose to any third party and not to use for any purpose other than to fulfill obligations under this Agreement, any Confidential Information of the other party received pursuant to this Agreement.  Each party agrees to ensure that its employees and consultants have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by the obligations hereunder.  The foregoing obligation shall not apply to:

(i)                                    Information that is known to or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the disclosing party upon receipt of the confidential information;

(ii)                                 Information disclosed to the receiving party by a third party that has a right to make such disclosure;

(iii)                              Information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right; or

(iv)                             Information that is required to be disclosed by order of a governmental authority or a court of competent jurisdiction; provided that the disclosing party shall use its best efforts to obtain confidential treatment of such information by the agency or court.

B.                                     The placement of a copyright notice on any confidential information shall not be construed to mean that such information has been published and will not release either party from its obligation of confidence hereunder.

11.                                 Term And Termination.

A.                                   This Agreement, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire Patent Rights, or 10 years from the launch of the Licensed Product, whichever is longer. Upon the natural expiration of the term of this Agreement, KYOSEI shall have a fully paid-up, irrevocable exclusive license to use, market, sell, and distribute Licensed Product(s) in the Territory.

B.                                     IMCOR may, at its option, terminate this Agreement upon thirty (30) days written notice in the event of any of the following:

(i)                                    By ceasing to make, or have made, Imagent;

(ii)                                 KYOSEI becomes more than 60 days in arrears in payment of royalties or expenses due pursuant to this Agreement and KYOSEI does not provide full payment within 20 business days after written notice thereof;

(iii)                              KYOSEI becomes subject to a Bankruptcy Event; or

(iv)                             KYOSEI breaches this Agreement and does not cure such breach within thirty (30) days written notice thereof.

C.                                     KYOSEI may terminate this Agreement if any of the following occur:

(i)                                    IMCOR becomes subject to a Bankruptcy Event; or

(ii)                                 IMCOR breaches this Agreement and does not cure such breach or have in progress a good faith effort to cure within sixty (60) days after written notice thereof.

(iii)                              Clinical results fail to allow KYOSEI to file for registration of the Licensed Product.

(iv)                             A SAE, as defined in ICH guidelines, occurs in the clinical development of the Licensed Product resulting in the inability to continue clinical development.

D.                                    In addition to paragraph B, IMCOR may, at this option, temporarily suspend shipments of Licensed Product(s) if it reasonably believes that human health or safety would be harmed.

E.                                      Upon termination of this Agreement, the parties shall, upon request, return to the other party all Confidential Information of such requesting party fixed in any tangible medium of expression as well as any data generated during the term of this Agreement which will facilitate the development of the technology licensed hereunder.

F.                                      KYOSEI’s obligation to pay license fees royalties or milestone payments accrued under Section [3] hereof shall survive termination of this Agreement.  In addition, the provisions of Sections [10], [11], [12], [13.D], [18], [19.C], [19.E] shall survive such termination.

12.                                 Patent Maintenance And Reimbursement.  IMCOR shall control and pay costs of and diligently prosecute and maintain Patent Rights licensed hereunder.  IMCOR may by written notice elect to stop paying for the preparation and maintenance of Patent Rights pertaining to Licensed Product(s) in the Territory in which event, KYOSEI may assume the obligation of maintaining for its own benefit any such patent or patent application.  When KYOSEI assumes the obligation of maintaining a patent or patent application under this section, KYOSEI’s license hereunder in such country shall terminate, except where IMCOR’s decision to stop paying is based on a good faith determination as indicated by patent counsel of unpatentability in such country, with timely notice of such determination to IMCOR.

13.                                 Infringement And Litigation.

A.                                   IMCOR and KYOSEI are responsible for notifying each other promptly of any infringement of Patent Rights which may come to their attention, including notice to the other of any certification filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984.”  IMCOR and KYOSEI shall consult one another in a timely manner concerning any appropriate response thereto.

B.                                     IMCOR shall have the first right, but not the obligation to prosecute such infringement at its own expense.  IMCOR shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on KYOSEI or grants any rights to the Technical Information or the Patent Rights, in the territory without KYOSEI’s written permission which consent will not be unreasonably withheld after due consideration of IMCOR’s policies pertaining to intellectual property.  Financial recoveries from any such litigation will be entirely retained by IMCOR.

C.                                     If IMCOR fails to prosecute such infringement, KYOSEI shall have the right, but not the obligation, to prosecute such infringement at its own expense.  In such an event IMCOR shall retain the rights to represented by at its own counsel at it’s own expense.  In such event, financial recoveries will be entirely retained by KYOSEI.

D.                                    In any action to enforce any of the Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

14.                                 Representations and Disclaimer Of Warranty.

A.                                   IMCOR represents and warrants to KYOSEI that it has the right to enter into this Agreement and grant the licenses described herein.  IMCOR represents that to its knowledge the Patent Rights will not infringe on any rights of any other party with respect to its use, manufacture or sale of Imagent as of the date of this Agreement.

B.                                     Except as set forth above, all technology licensed under this Agreement is provided on an “as is” basis and IMCOR makes no representations or warranties, express or implied, with respect thereto.  All Licensed Product(s) are covered by IMCOR’s standard published warranty (copies of which are available from IMCOR).  KYOSEI shall make no representations or warranties with respect to the Licensed Product(s) other than those specifically set forth in said warranty.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING OUT OF A COURSE OF DEALING, CUSTOM OR TRADE USAGE, AND SETS FORTH KYOSEI’S AND KYOSEI’S CUSTOMERS’ SOLE REMEDIES IN CONNECTION WITH SUCH WARRANTY.  IN NO EVENT SHALL IMCOR BE LIABLE TO KYOSEI, KYOSEI’S CUSTOMERS OR ANYONE IN ANY MANNER OR TO ANY EXTENT WITH RESPECT TO THE LICENSED PRODUCT(S) EXCEPT AS EXPRESSLY STATED HEREIN.

C.                                     KYOSEI shall notify IMCOR of any proceeding or claim relating to the Licensed Product(s) in the Territory and shall promptly furnish IMCOR with copies of all documents filed in connection with such proceeding or claim.

D.                                    In no event shall IMCOR be liable to KYOSEI, or to any person or entity claiming through, on behalf or against KYOSEI, for consequential, incidental or indirect damages (including without limitation, lost profits, revenues, anticipated sales, business opportunities, goodwill or interruption of business), or punitive or exemplary damages, whether in tort or contract or pursuant to statute, regulation or otherwise.  KYOSEI agrees that any amounts it may spend in the performance of this Agreement, including without limitation the establishment and maintenance of additional or existing sales, management, warehouse, delivery, administrative or other personnel, or other equipment or facilities, adverting and promotion costs, or for any other purpose, shall be spent and incurred voluntarily by KYOSEI with the knowledge that this Agreement may be terminated as provided in this Agreement, and thus KYOSEI shall make no claim against IMCOR, and IMCOR shall not be liable, with respect to any investment or expenditures incurred by KYOSEI in anticipation of the continuance of this Agreement.

15.                                 Indemnification.

A.                                   Each Party (an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party and its respective trustees, officers, agents and employees (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all claims for liability, loss, damage, action or expense suffered or incurred by the Indemnified Parties (including reasonable attorney’s fees and expenses) (individually, a “Liability,” and collectively, the “Liabilities”) which results from or arises out of:  (i) claims resulting from the development, use, manufacture, promotion, sale or other disposition of Licensed Product(s), Technical Information, and all technology licensed under this Agreement by an Indemnified Party, its assignees, sublicensees, vendors or other third parties; and (ii) claims for the enforcement by an Indemnified Party of its rights under this section.  Without limiting the foregoing, an Indemnifying Party will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

(a)                                  Claims for product liability, a SAE due to adulterated product or other claim of any kind related to the use by a third party of a Licensed Product(s) that was manufactured, sold or otherwise disposed by an Indemnifying Party, its assignees, sublicensees, vendors or other third parties;

(b)                                 claims by a third party that the Patent Rights, Technical Information or any technology licensed under this Agreement or the design, composition, manufacture, use, sale or other disposition of Licensed Product(s) in the Territory infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party excluding matters represented by IMCOR in Section [14.A] above; and

(c)                                  claims resulting from clinical trials or studies conducted by or on behalf of an Indemnifying Party, relating to Licensed Product(s), Technical Information, or any technology licensed under this Agreement, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim or deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study, but only to the extent such claims result from the gross negligence or willful misconduct of the Indemnifying Party or its employees or agents and only to the extent such claims do not result from the negligence of the Indemnifying Party.

B.                                     An Indemnified Party entitled to indemnification shall give written notice to the Indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the Indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the Indemnified Party.  If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such claims made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expense of any separate counsel renamed by the Indemnified Party with respect to such claims.

16.                                 Insurance.

A.                                   KYOSEI shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of KYOSEI’s performance under this Agreement.

B.                                     As long as it is consistent with sound and reasonable business practices, KYOSEI shall, upon commencement of clinical trials involving Imagent, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of KYOSEI’s performance under this Agreement.

C.                                     The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name IMCOR as an additional insured with respect to IMCOR’s performance under this Agreement.  KYOSEI shall provide IMCOR with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof.  Such certificates shall provide that KYOSEI’s insurance carrier(s) notify IMCOR in writing at least 30 days prior to cancellation or material change in coverage.

D.                                    IMCOR and KYOSEI shall periodically review the adequacy of the minimum limits of liability specified herein.  If IMCOR and KYOSEI agree, and if additional insurance is reasonably available, additional insurance will be obtained.  The specified minimum insurance amounts shall not constitute a limitation on KYOSEI’s obligation to indemnify IMCOR under this Agreement.

17.                                 Independent Contractor.  Nothing herein shall be deemed to establish a relationship of principal and agent between IMCOR and KYOSEI, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting IMCOR and KYOSEI as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

18.                                 Arbitration.  Upon failure to resolve any dispute controversy or claim arising out of, relating to or in connection with any provision of this Agreement, such controversy or claim shall be finally settled by Arbitration.  Arbitration shall be held in San Diego, California in the English language and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The decision of such Arbitration shall be conclusive and binding upon both parties.  If a party commences any arbitration or proceeding against the other party to enforce this Agreement or any rights related thereto, the prevailing party in such action shall be entitled to recovery from the other party the reasonable attorneys’ fees and other reasonable costs and expenses incurred by that prevailing party in connection with such action and in connection with enforcing any judgment, award or order thereby obtained.  Judgment on the award may be entered by any court of competent jurisdiction and enforced by such court.  KYOSEI, at it’s expense, will hire it’s own translator.

19.                                 Additional Provisions.

A.                                   Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express) and addressed as follows:

If for KYOSEI:

1-25-18, Okusawa, Otaru
Hokkaido, 047—0013, Japan
Attention: President

If for IMCOR:

IMCOR, A Division of Photogen Technologies, Inc.
6175 Lusk Boulevard

San Diego, California 92121
Attention: President

Either party may change its official address upon written notice to the other party.

B.                                     This Agreement shall be construed and governed in accordance with the laws of the States of Nevada and California and of the United States, as applicable, without giving effect to conflict of law provisions.

C.                                     Any modification of this Agreement shall be in writing and signed by an authorized representative of each party.

D.                                    In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute.  If such dispute is not resolved in 30 days, either party may call for Arbitration pursuant to Section 18.

E.                                      A waiver by either party of a breach or violation of any provision of this Agreement shall be in writing and will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

F.                                      Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.  In such event, the parties will negotiate to modify the provision to one that is valid and enforceable and most closely achieves their intent.

G.                                     Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

H.                                    This Agreement has been prepared in the English language and shall be construed in the English language.

I.                                         Immediately following the execution of this Agreement KYOSEI shall submit this Agreement and any other necessary documents to all authorities of the Japanese government whose approval may be necessary to tender this Agreement effective and enforceable in accordance with its terms.  IMCOR will cooperate with KYOSEI in all respects to accomplish the foregoing.

J.                                        The rights and obligations of the parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (i) rights to receive money may be assigned, and (ii) this Agreement and IMCOR’S rights and obligations hereunder may be assigned by IMCOR to an acquiror directly or indirectly of all or substantially all the Imagent assets or related rights.

K.                                    Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

L.                                      This Agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

M.                                 Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Section 12) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes that are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force Majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force Majeure shall use its best reasonable endeavors in order to remedy that situation as well as to minimize its effects. A case of force Majeure shall be notified to the other party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

N.                                    Each party shall comply with all applicable export laws, restrictions, and regulations of the United States and Japan or any authority thereunder and will not export or re-export, any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

O.                                    Each party recognizes that IMCOR grants no license, by implication or otherwise, except for the licenses expressly set forth and granted in this Agreement.

P.                                      IMCOR shall not enter into any merger or any transaction involving the sale] of all or substantially all of its assets (including Imagent) unless the surviving entity to such merger, or the acquirer of IMCOR’s assets, agrees in writing to assume all of the obligations of IMCOR to KYOSEI in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

IMCOR,		KYOSEI PHARMACEUTICAL Co., LTD.
A DIVISION OF PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Taffy Williams	By:	/s/ Shigeharu Higuchi
Name: Taffy Williams		Name: Shigeharu Higuchi
Title: President & Chief Executive Officer		Title: President

Exhibit A

•                                         Stabilized Microbubble Compositions

U.S. Patent No. 5,639,443

•                                         Osmotically Stabilized Microbubble Preparations

U.S. Patent No. 6,258,339

U.S. Patent Application Pending

•                                         Stabilized Microbubble Compositions for Ultrasound

U.S. Patent No. 5,605,673

Australia Patent No. 694135

Australia Patent No. 731099

Patent Applications pending in Australia, Canada, Europe, Japan, and Hong Kong

•                                         Systems for the Formation of Microbubbles

U.S. Patent No. 5,720,938

•                                         Ultrasound Imaging Method Using Microbubbles

U.S. Patent No. 5,626,833

•                                         Methods of Imaging Using Osmotically Stabilized Microbubble Preparations

U.S. Patent No. 6,287,539

•                                         Stable Microbubble Precursors

U.S. Patent No. 5,695,741

•                                         Ultrasonic Imaging System Utilizing a Long-Persistence Contrast Agent

U.S. Patent No. 6,280,704

U.S. Patent Application Pending

•                                         Stabilized Gas Emulsion Containing Phospholipid for Ultrasound Contrast Enhancement

U.S. Patent No. 5,798,091

Hungary Patent No. P9802095

Patent Applications pending in the U.S., Europe, Australia, Canada, China, Finland, Hong Kong, Japan, Mexico, Norway, Poland, and South Korea

•                                         Kits and Systems for Ultrasonic Imaging

U.S. Patent No. 6,280,705

•                                         Microbubbles Containing Fluorinated Gas or Vapor

U.S. Patent Application Pending

•                                         Mixed Gas Microbubble Compositions

U.S. Patent Application Pending

•                                         Harmonic Ultrasound Imaging with Microbubbles

U.S. Patent No. 5,540,909

Australia Patent No. 693608

German Utility Patent No. 295 22 119.4

Patent Applications pending in the U.S., Europe, Canada, Australia, Hong Kong, and Japan

•                                         Improved Methods for Harmonic Imaging with Ultrasound

U.S. Patent No. 5,733,527

•                                         Systems for Harmonic Ultrasound Imaging

U.S. Patent No. 6,019,960

•                                         Methods of Harmonic Imaging Using Phospholipid Stabilized Microbubbles

U.S. Patent No. 6,056,943

•                                         Methods of Harmonic Imaging Using Multiple Frequencies

U.S. Patent No. 6,036,644

•                                         Gas Emulsions Stabilized with Fluorinated Ethers Having Low Ostwald Coefficients

U.S. Patent No. 5,804,162

U.S. Patent No. 6,193,952

Australia Patent No. 712946

Patent Applications pending in the U.S., Europe, Australia, Canada, Japan, Poland, Hungary, Israel, Norway, Czechoslovakia, China and South Korea

•                                         Methods and Apparatus for Monitoring and Quantifying the Movement of Fluid

U.S. Patent Application Pending

•                                         Diagnostic Imaging of Lymph Structures

U.S. Patent Application Pending

Exhibit “B”

(a)                                  Clinical safety data management in the preclinical stage in Japan.

(i)                                    IMCOR shall provide any and all case reports of ADR related to Licensed Product(s) from any and all sources, which are obtained during each Calendar Quarter, by written summarized in CIOMS II format. This report shall be provided for KYOSEI within 30 days following the end of each Calendar Quarter.

(ii)                                 KYOSEI may call for CIOMS I in regard to the cases, which is reported in said CIOMS II, to be considered as important. IMCOR shall promptly provide respective CIOMS I for KYOSEI.

(iii)                              IMCOR shall inform KYOSEI of the following research reports on Licensed Product(s) as soon as possible.

(1)         Reports which show that a serious disease (such as cancer, hearing impairment, or loss of eyesight) has occurred or might occur as a result of ADR.

(2)         Pronounced change in onset trends including number of cases, incidence, or onset conditions of ADR.

(3)      Reports that Licensed Product(s) is not indicated for the disease targeted in the study.

(iv)                             In the case any and all measures are taken to discontinue manufacture, import, or sales of Licensed Product(s), or to recall or discard the Licensed Product(s), or other measures taken to prevent risk to public health and hygiene, IMCOR shall notify KYOSEI of the information as below as soon as possible but no later than 7 calendar days after first knowledge by IMCOR:

(1)         Modifications or limitations on indications or dosage and administration due to problems with efficacy or safety.

(2)         Discontinuation of manufacture, import, or sale, and/or modifications in manufacturing method, duet to insufficient efficacy or problems with safety.

(3)         Product recall or disposal due to problems with efficacy or safety etc.

(4)         Among amendments to the Precautions, major modifications etc. accompanying the distribution of a Dear Doctor Letter.

(5)         Discontinuation or suspension of an entire clinical trial because of problems with efficacy, safety, or quality.

(6)         Intensification etc. of safety measures resulting from the distribution of a Dear Doctor Letter during a clinical trial.

(v)                                 Whenever IMCOR makes reports that is required in ICH E2C that FDA shall be notified of, IMCOR shall provide KYOSEI with the said report no later than 30 calendar days after the day of creation.

(b)                                 Clinical safety data management in and after the clinical development phase in Japan.

(i)                                    IMCOR and KYOSEI shall provide each other any and all case reports of ADR related to Licensed Product(s) from any and all sources, which are obtained during each Calendar Quarter, by written summarized in CIOMS II format. This report shall be provided for each other within 30 days following the end of each Calendar Quarter.

(ii)                                 IMCOR and KYOSEI shall notify each other of any and all serious ADR of Licensed Product(s), in CIOMS I format as soon as possible but no later than 7 calendar days after first knowledge by IMCOR or KYOSEI. Follow-up information should be actively sought and submitted as it becomes available.

(iii)                             IMCOR and KYOSEI shall inform each other of the following research reports on Licensed Product(s) as soon as possible.

(1)         Reports which show that a serious disease (such as cancer, hearing impairment, or loss of eyesight) has occurred or might occur as a result of ADR.

(2)         Pronounced change in onset trends including number of cases, incidence, or onset conditions of ADR.

(3)         Reports that Licensed Product(s). is not indicated for the disease targeted in the study.

(iv)                               In the case any and all measures are taken to discontinue manufacture, import, or sales of Licensed Product(s), or to recall or discard the Licensed Product(s), or other measures taken to prevent risk to public health and hygiene, IMCOR and KYOSEI shall notify each other of the information as below as soon as possible but no later than 7 calendar days after first knowledge by IMCOR or KYOSEI:

(1)         Modifications or limitations on indications or dosage and administration due to problems with efficacy or safety.

(2)         Discontinuation of manufacture, import, or sale, and/or modifications in manufacturing method, duet to insufficient efficacy or problems with safety.

(3)         Product recall or disposal due to problems with efficacy or safety etc.

(4)         Among amendments to the Precautions, major modifications etc. accompanying the distribution of a Dear Doctor Letter.

(5)         Discontinuation or suspension of an entire clinical trial because of problems with efficacy, safety, or quality.

(6)         Intensification etc. of safety measures resulting from the distribution of a Dear Doctor Letter during a clinical trial.

(v)                                  Whenever IMCOR makes reports that is required in ICH E2C that FDA shall be notified of, IMCOR shall provide KYOSEI with the said report no later than 30 calendar days after the day of creation.